Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES 2005 OPERATING RESULTS

FORT LEE, NJ, March 30, 2006- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $9,544,000 for 2005 compared to net income of $4,810,000 for 2004, an increase of 98% over the prior year’s results. Net income increased to $0.96 per share on a fully diluted basis, as compared to net income in 2004 of $0.49 per share on a fully diluted basis. The Company reported a 69% increase in revenues from $212,550,000 in 2004 to $358,476,000 in 2005, as well as a 71% increase in gross profit from $16,284,000 million in 2004 to $27,874,000 in 2005.

Empire Resources, Inc. is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

kronfeld@bellatlantic.net

(Table Follows)

	Year Ended December 31,
	2005	2004	2003
Net sales	$358,476	212,550	$184,416
Cost of goods sold	330,602	196,266	171,222

Gross profit	27,874	16,284	13,194
Selling, general and administrative expenses	8,623	7,457	6,419

Operating income	19,251	8,827	6,775
Interest expense	3,945	1,140	1,013

Income before income taxes	15,306	7,687	5,762
Income taxes	5,762	2,877	2,218

Net income	$9,544	$4,810	$3,544

Weighted average shares outstanding:
Basic	9,677	9,574	9,466

Diluted	9,958	9,913	9,702

Earnings per share:
Basic	$.99	$.50	$.37

Diluted	$.96	$.49	$.37